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                                                                    Exhibit 4(e)


                            HANOVER FOODS CORPORATION



                                 THIRD AMENDMENT



                           Dated as of August 1, 1997



                                       To



                                 NOTE AGREEMENT



                          Dated as of December 1, 1991



Re:                      $25,000,000 8.74% Senior Notes,



                               Due March 15, 2007


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                        THIRD AMENDMENT TO NOTE AGREEMENT

THIS THIRD AMENDMENT to Note Agreement dated as of August 1, 1997 (the or this Third Amendment"), is entered into between Hanover Foods Corporation, a Pennsylvania corporation (the "Corporation"), and Allstate Life Insurance Company (the "Purchaser").

                                    RECITALS:

         A. The Corporation and the Purchaser have heretofore entered into the Note Agreement dated as of December 1, 1991 (the "Original Note Agreement"), the First Amendment to the Note Agreement dated as of June 20, 1995 (the "First Amendment" and the Second Amendment dated as of July 1, 1996 (the "Second Amendment") (the Original Note Agreement, as amended by the First Amendment and the Second Amendment, is hereinafter referred to as the "Note Agreement").

         B. The Corporation and the Purchaser now desire to amend certain of the terms of the Note Agreement in order to reduce the rate of interest that the Corporation must pay on the Notes.


         C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement unless herein defined or the context shall otherwise require.


         D. All requirements of law have been fully complied with and all other acts and things necessary to make this Third Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.


NOW, THEREFORE, the Corporation and the Purchaser, in consideration of good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

SECTION 1         AMENDMENT.

         Section 1.1 From and after January 1, 1996 through and including March 15, 1997 interest on the Notes shall accrue at a rate per annum equal to the rate set forth in the Notes and the Note Agreement plus 0.50%. From and after March 16, 1997 interest on the Notes shall accrue at a rate per annum equal to the rate set forth in the Notes and the Note Agreement.

SECTION 2         REPRESENTATIONS AND WARRANTIES OF THE CORPORATION.

         Section 2.1 To induce the Purchaser to execute and deliver this Third Amendment, the Corporation represents and warrants to the Purchaser (which representations shall survive the execution and deliver of this Third Amendment) that:

                  (a) this Third Amendment has been duly authorized, executed and delivered by it and this Third Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Corporation enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

                  (b) the Note Agreement, as amended by this Third Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Corporation enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;


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                  (c) the execution, delivery and performance by the Corporation of this Third Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not
(A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(c); and

                  (d) as of the date hereof and after giving effect to this Third Amendment, no Default or Event of Default has occurred which is continuing.

SECTION 3         CONDITIONS TO EFFECTIVENESS OF THIRD AMENDMENT.

         Section 3.1 This Third Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

                  (a) executed counterparts of this Third Amendment, duly executed by the Corporation and the Purchaser, shall have been delivered to the Purchaser; and

                  (b) the representations and warranties of the Corporation set forth in Section 2 hereof shall be true and correct on and with respect to the date hereof.

Upon receipt of all of the foregoing, this Third Amendment shall become effective.

SECTION 4         PAYMENT OF PURCHASER'S COUNSEL FEES AND EXPENSES.

         Section 4.1 The Corporation agrees to pay upon demand, the reasonable fees and expenses of Chapman and Cutler, counsel to the Purchaser, in connection with the negotiation, preparation, approval, execution and delivery of this Third Amendment.

SECTION 5         MISCELLANEOUS.

         Section 5.1 Except as modified and expressly amended by this Third Amendment, the Note Agreement is in all respects ratified, confirmed and approved and all of the terms, provisions, and conditions thereof, shall be and remain in full force and effect.


         Section 5.2 Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Third Amendment may refer to the Note Agreement without making specific reference to this Third Amendment but nevertheless all such references shall include this Third Amendment unless the context otherwise requires.

         Section 5.3 This Third Amendment shall be governed by and construed in accordance with the laws of the State of Pennsylvania.

         Section 5.4 This Third Amendment may be executed and delivered in any number of counterparts, each of such counterparts constituting an original, but all together only one Third Amendment.


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IN WITNESS WHEREOF, the Corporation and the Purchaser have caused this instrument to be executed, all as of the day and year first above written.

                                          HANOVER FOODS CORPORATION


                                          By /s/ Illegible
                                            ------------------------------------


                                          Executive Vice President


Accepted and Agreed to:

                                          ALLSTATE LIFE INSURANCE COMPANY


                                          By /s/ Illegible
                                            ------------------------------------


                                          By /s/ Illegible
                                            ------------------------------------
                                            Authorized Signatories


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